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                                                                    Exhibit 10.3

THE CHASE MANHATTAN CORPORATION

Post-Retirement Compensation Plan for Non-Employee Directors
(As amended and restated effective May 21, 1996.)

         SECTION 1. Plan. This plan is the Chase Manhattan Corporation Post-Retirement Compensation Plan for Non-Employee Directors.

         SECTION 2. Definitions. For purposes of the Plan, the following terms shall have the meanings specified below:

         "Administrator" shall mean the person appointed by the Chief Executive Officer of the Corporation to administer the Plan.

         "Board" shall mean the Board of Directors of the Corporation.

         "Common Stock" shall mean the shares of common stock, par value $1 per share, of the Corporation.

         "Corporation" shall mean The Chase Manhattan Corporation, a Delaware corporation.

         "Director" shall mean a person serving as a director of the Corporation.

         "Fair Market Value" shall mean the mean between the high and low selling prices of Common Stock on the date as of which such value is being determined.

         "Outside Director" shall mean any Director of the Corporation who has never been an employee or officer of the Corporation or a Subsidiary.

         "Participant" shall have the meaning assigned to such term in Section
3.

         "Subsidiary" shall mean any corporation which at the time qualifies as a subsidiary of the Corporation under the definition of "subsidiary corporation" in Section 425(f) of the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Unit" shall mean a unit which is equal in value to the Fair Market Value of a share of Common Stock.

         SECTION 3. Participants. Effective as of May 21, 1996, the term "Participant" shall be limited to those Outside Directors who were participating in the Plan and on such date, the Plan shall be frozen, and no further amounts shall accrue in respect of any Participant, except as set forth in Section 4(b).


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         SECTION 4. Compensation. (a) Commencing upon a Participant's retirement, resignation or removal from service as a Director on the Board, or any failure of a Participant to be reelected as a Director after accepting a nomination for election, in each case (i) after attaining the age of 70 (or such other age as may be established from time to time by the Board as the retirement age), (ii) with the consent of the Board or (iii) because of disability or health reasons, the Corporation shall pay on May 1 of each year (or on such other date or dates as the Administrator shall so designate in his sole discretion) during the Participant's lifetime to each Participant an amount equal to the dollar value of the annual retainer fee (such dollar value to be determined by the Administrator from time to time) payable to Directors of the Corporation at the date the Participant retires, resigns, or is removed from service as a Director or is not reelected as a Director after accepting a nomination for election, which amount shall be not less than $25,000 for Participants ceasing to serve the Corporation in the capacity of Director on or after January 1, 1990; provided, however, such amount shall be reduced for each Participant with fewer than ten years of service to the Board as an Outside Director by ten percent for each year, or part thereof, less than ten years of service. In calculating the number of years a Participant has served on the Board, all years served prior to the effectiveness of this Plan and for Participants who were Directors of Manufacturers Hanover Corporation or who were Directors of The Chase Manhattan Corporation at the time of its merger with Chemical Banking Corporation, all years such Participants had served as directors of such corporation prior to becoming Directors of the Corporation. shall be included in the calculation.

         (b) For purposes of determining the amount payable hereunder to any Participant retiring, resigning or being removed on or after May 20, 1996, the following rules shall apply:

                  (i) any Participant retiring, resigning or being removed on May 20, 1996, shall be permitted to elect to (A) receive the compensation set forth in Section 4(a), except that the age specified in Section 4(a) (i) shall be 65 and such Participant shall be deemed to have performed ten years of service to the Board as an Outside Director (regardless of his or her actual years of service); or (B) be treated in the manner set forth in Section 4(b)
(ii) below;

                  (ii) any Participant retiring, resigning, being removed or otherwise terminating service as an Outside Director after May 20, 1996 shall, in lieu of the compensation payable under this Section 4(a), receive an amount determined pursuant to Section 5; provided that in determining the amount to be initially credited to the Participant's account under Section 5, each Participant shall be considered to have performed ten years of service to the Board as an Outside Director (regardless of his or her actual years of service).

         SECTION 5. Deferred Account. (a) The compensation otherwise payable under Section 4(a) to Participants described in Section 4(b) (ii) or electing to be so treated under the provisions of Section 4(b) (i) shall be converted to a present value dollar amount, based on actuarial assumptions satisfactory to the Administrator, and such dollar amount converted into a number of Units by dividing such dollar amount by


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the average of the Fair Market Value of the Common Stock during the period commencing July 18, 1996 and ending August 5, 1996, inclusive.

      (b) The amount so determined pursuant to Section 5(a) shall be treated as deferred in accordance with Appendix A hereto.

         SECTION 6. Nontransferability. No amount due to any Participant shall be assignable or transferable by a Participant, except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability. Any attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

         SECTION 7. Amendment. The Board may amend, suspend or terminate the Plan or any portion hereof at any time; provided, however, no right under the Plan of any Participant (including the right to receive future compensation in specified amounts) immediately prior to any amendment of the Plan shall in any way be amended, modified, suspended or terminated without such Participant's prior written consent.

         SECTION 8. Withholding. The Corporation shall have the right to deduct from any and all amounts paid to any Participant under this Plan any taxes required by law to be withheld therefrom.

         SECTION 9. Administration. The Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

         SECTION 10. Participant's Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Corporation.

         SECTION 11. Effective Date. This Plan became effective on May 13, 1988.


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                                                                     Appendix A

SECTION A1. Participants' Account Balances. The Corporation shall maintain an individual book account under the Plan for each Participant having a deferred account. Each Participant shall initially have credited to his or her account the number of Units calculated in respect of such Participant pursuant to
Section 5 hereof. Such account shall continue to be expressed in Units until an Outside Director has ceased to render services to the Corporation as an Outside Director. Any dividends paid on Common Stock shall be credited to a Participant's account in respect of each Unit and deemed to be reinvested in additional Units based on the Fair Market Value of Common Stock on the dividend payment date. In addition, the number of Units allocated to a Participant's account shall be adjusted to reflect stock dividends, splits and reclassifications, and similar transactions affecting the value of Common Stock. At the time that the Participant's services as an Outside Director cease, subject to Section 5 hereof, the account balance will, until such time as it is paid to the Participant in accordance with the Participant's payment elections, be allocated among the hypothetical investments permitted under the Plan for Participants who have ceased to render service as an Outside Director, as such allocation may be elected by the Participant.

 SECTION A2. Payment Elections. (a) General Provisions. In connection with the commencement of participation in this Plan, each Participant shall make an election (the "Payment Election") concerning the timing and form of distribution of the amounts credited to his or her Plan account. Any payment from the Plan shall commence following termination of the Participant's services to the Corporation as an Outside Director, but in no event prior to one year after receipt by the Corporation of the Outside Director's initial Payment Election. The forms of benefit available under the Plan shall be a lump sum payment or quarterly, semi-annual or annual installments over a period not to exceed 15 years from the earliest date the director may commence receiving payments hereunder.

        (b) Special Rules. (i) Subsequent Payment Elections may be made by a Participant, which shall supersede the initial Payment Election, but any such subsequent Payment Election shall not be valid unless it is made prior to May of the calendar year preceding the calendar year in which payments to the Director hereunder are otherwise due to commence.

        (ii) If a Participant has elected to receive installment payments of the amount in his or her account, the Participant may, at the Participant's option, elect to allocate the account, on or after the date on which he or she ceases to perform services as an Outside Director, among such forms of hypothetical investment as may be made available hereunder by the Administrator with reference to the hypothetical investments made available under the Deferred Compensation Plan for Non-Employee Directors of The Chase Manhattan Corporation (the "Deferred Compensation Plan"). Reallocations may be made among hypothetical investments on the same basis as is permitted under the Deferred Compensation Plan.


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SECTION A3. Payments to a Deceased Participant's Estate. (a) In the event of a
Participant's death before the balance of his or her account is fully paid, payment of the balance of the Participant's account shall then be made to his or her estate in accordance with the manner selected by the Participant prior to death, which manner shall provide that: (i) payment shall be made to the Participant's estate in the same manner as provided with respect to the payments to the Participant or (ii) the balance of the Participant's account shall be determined as soon as practicable following his or her death and this amount shall be paid in a single payment to the Participant's estate as soon as reasonably practicable thereafter. In the event no election has been made, payment shall be made in accordance with clause (ii) of the preceding sentence.

        (b) In the event of a Participant's death before the balance of his or her account is fully paid to the estate in installments, the Administrator may, upon consideration of the application of the duly appointed administrator or executor of the Participant's estate, direct that the balance of the Participant's account be paid to the estate in a single payment. The payment shall be made at the time specified by the Administrator.


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